Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Navigators Group, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and financial statement schedules and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

New York, New York

April 14, 2015